Exhibit 99.1

Contact:

Tom Biro (206) 686-6420 tom@allisonpr.com	Brad Howes (503) 727-4226 bradhowes@umpquabank.com

Umpqua HOLDINGS CORPORATION

appoints FOUR new directors

PORTLAND, Ore. – April 22, 2014 – Umpqua Holdings Corporation (NASDAQ:UMPQ) today announced that Ellen R.M. Boyer, Robert C. Donegan, C. Webb Edwards and Maria M. Pope have been appointed to the Board of Directors of Umpqua Holdings Corporation and Umpqua Bank. All were formerly directors of Sterling Financial Corporation (“Sterling”) and their appointments were effective upon the closing of Sterling’s merger with Umpqua.

“Ellen, Bob, Webb and Maria have distinguished professional careers, including significant board and management experience that will strengthen and enhance Umpqua’s board,” said Ray Davis, Umpqua’s president and CEO. “The depth of their expertise and perspective will serve Umpqua well as we continue to grow and we’re pleased to welcome them to the board.”

Ms. Boyer served as a director of Sterling from her appointment in December 2007 until the closing of Sterling’s merger with Umpqua. Ms. Boyer is currently the CFO of Logic20/20, Inc., a business and technology consulting company based in the Seattle area. Previously, Ms. Boyer served as CFO/COO for healthcare, financial services and several technology companies in the Pacific Northwest. She has been a Certified Public Accountant since 1984 and received her Bachelor's degrees from Oregon State University.

Mr. Donegan served as a director of Sterling from his appointment in October 2010 until the closing of Sterling’s merger with Umpqua. Since 2001 Mr. Donegan has been president of Ivar's, Inc., one of Seattle's oldest restaurant companies, a position he assumed after serving as the company’s CFO. Before joining Ivar’s, Mr. Donegan was CFO of Peet's Coffee. He received his master's degree in Public and Private Management from the Yale School of Management and was Board Chair of the Seattle Metropolitan Chamber of Commerce from 2012 through October 2013. He is currently a board member of the Seattle Aquarium, the Chief Seattle Council of the Boy Scouts, the Seattle Historic Waterfront Association and the Seattle Sports Commission.

Mr. Edwards served as a director of Sterling from his appointment in March 2011 until the closing of Sterling’s merger with Umpqua. He is currently CEO of WORTH, LLC, a strategy and technology consulting firm, and the co-founder of Ganart Technologies. Mr. Edwards previously served as president of Wells Fargo Services, the technology and operations subsidiary of Wells Fargo & Company, from May 1999 until his retirement in January 2005. Before joining Wells Fargo, Mr. Edwards served as president of Norwest Services, Inc., executive vice president of First Interstate Bancorp in California and senior vice president of Mercantile National Bank in Texas. Mr. Edwards completed graduate and post-graduate work in economics and finance at Middle Tennessee State University and attended Stonier Graduate School of Banking, University of Tennessee Executive Management School, and the Harvard Business School's Executive Education Program.

Ms. Pope served as a director of Sterling from her appointment in June 2013 until the closing of Sterling’s merger with Umpqua. She has held a variety of positions with Portland General Electric Company, and is currently their senior vice president, power and supply and operations, and resource strategy. Previously, Ms. Pope served as CFO of Mentor Graphics Corporation, a software company based in Wilsonville, Oregon, and as vice president and general manager of the Wood Products Division of Pope & Talbot, Inc. She has served on a number of corporate and nonprofit boards, including Factory Mutual Insurance Company, Portland General Electric Company, Pope Resources, LLP, TimberWest Forest Corporation, Oregon Health & Science University and Premera Blue Cross. Ms. Pope received a Bachelor’s degree from Georgetown University and a Master of Business Administration from Stanford Graduate School of Business.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

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